Exhibit T3A.6
CERTIFICATE OF FORMATION
OF
IBC TRUCKING, LLC
          The undersigned, for the purpose of forming a limited liability company (the “Company”) under the Delaware Limited Liability Company Act (the “Act”), hereby makes, acknowledges and files this Certificate of Formation:
          FIRST. The name of the Company is:
IBC Trucking, LLC
          SECOND. The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address for service of process is The Corporation Trust Company.
          THIRD. This Certificate of Formation is to become effective, and the Company shall commence its existence, as of 1:07 a.m. EDT, May 30, 2004.
          IN WITNESS WHEREOF, the undersigned, for the purpose of forming a limited liability company under the Act, has executed this Certificate of Formation this 26th day of May, 2004.

SMF REGISTERED SERVICES, INC. Authorized Person
By:	/s/ Kyle McCurry
Kyle McCurry, Vice President/
Authorized Person